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Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 (registration No. 333-             ) of our report dated January 28, 2000 (except for Note 8 as to which the date was February 1, 2000 and Note 11 as to which the date was March 22, 2000) on the consolidated balance sheet of Professional Bancorp, Inc. and Subsidiary as of December 31, 1999 and the related consolidated statements of operations comprehensive income (loss), changes in stockholders' equity, and cash flows for the year then ended, which report appears in Amendment No. 1 to the Registration Statement on Form S-4 (registration No. 333-65582) of First Community Bancorp. We also consent to the reference to our Firm under the heading "Experts" in this Registration Statement.

/s/  MOSS ADAMS LLP

Los Angeles, California
June 25, 2002

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  Exhibit 23.4